Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-225566 on Form S-11 of our report dated December 12, 2019, relating to the combined statement of revenues and certain operating expenses of Jupiter 12 Industrial Portfolio for the year ended December 31, 2018 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the purpose of the combined statement) appearing in the Current Report on Form 8-K/A of Blackstone Real Estate Income Trust, Inc. filed December 12, 2019.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 27, 2020